EXHIBIT 10.2

SunBridge
2011 President Incentive Plan

Objective:

To provide an incentive for the SunBridge President to improve operational, quality of care and financial performance and to reward success.

Program:

    ► Incentive Potential:
•	75% of annual base salary (as of 12/31/11) with additional incentive potential of up to 56.25% based on financial Components of the plan.
•	The maximum potential bonus payout is 131.25% of base salary.
    ► Paid Annually
•
Incentive payments will be made after completion of the year-end audit for 2011 and following the written certification by the Compensation Committee of the Board of Directors of Sun Healthcare Group, but no earlier than March 1, 2012 and no later than March 15, 2012.

    ► Plan Year:
•	January 1, 2011 – December 31, 2011
    ► Plan Eligibility:
•	In order to be eligible for the incentive, the President must be a full-time employee and actively employed on 12/31/11.
•	Bonuses for plan participants who take approved leaves of absence during the plan year will be prorated.

Plan Provisions, Criteria and Weighting:

The Annual Incentive Plan is comprised of two financial components:  a 2011 financial performance target for SunBridge and a 2011 financial performance target for Sun Healthcare Group.  Both financial performance targets are based on the consolidated earning before interest, taxes, depreciation and amortization (EBITDA) targets that have been established:

•	SunBridge 2011 EBITDA of $150.5 million
•	Sun Healthcare Group 2011 EBITDA of $115.6 million

The two components of the plan are weighted as follows:

Components	Weighting

SunBridge EBITDA goal	85%

Sun Healthcare Group EBITDA goal	15%

Additionally, the plan has a quality of care provision that can diminish or entirely eliminate the bonus at the discretion of the Compensation Committee of the Sun HealthCare Group Board of Directors.

SunBridge EBITDA Component

The amount of the SunBridge EBITDA bonus shall be based upon actual SunBridge EBITDA attained as a percentage of the established SunBridge EBITDA target as follows:

% Achievement of Target for SunBridge:	85% of target (2011 EBITDA of $127.9 million)	100% of target (2011 EBITDA of $150.5 million)	115% of target (2011 EBITDA of $173.1 million)
Percentage of Base Salary Paid as Bonus:	19.125%	63.75%	111.5625%

If actual SunBridge EBITDA is less than $127.9 million, the SunBridge EBITDA component of the bonus will be zero.  If actual SunBridge EBITDA exceeds $173.1 million the SunBridge EBITDA component of the bonus will be 111.5625% of base salary.  If actual SunBridge EBITDA is greater than $127.9 million but less than $150.5 million, or greater than $150.5 million but less than $173.1 million, the amount of the SunBridge EBITDA component of the bonus will be prorated between the amounts shown in the applicable columns of the table.

The level of achievement of the SunBridge EBITDA target shall be determined solely by actual EBITDA of SunBridge as configured on January 1, 2011, without regard to changes to EBITDA that may occur as a result of acquisitions made during 2011.

Sun Healthcare Group EBITDA Component

The amount of the Sun Healthcare Group EBITDA bonus shall be based upon normalized actual EBITDA attained as a percentage of the established Sun Healthcare Group EBITDA target as follows:

% Achievement of Target for Sun Healthcare Group:	85% of target (2011 EBITDA of $98.3 million)	95% of target (2011 EBITDA of $109.8 million)	100% of target (2011 EBITDA of $115.6 million)	115% of target (2011 EBITDA of $132.9 million)
Percentage of Base Salary Paid as Bonus:	3.375%	10.6875%	11.25%	19.6875%

If actual Sun Healthcare Group EBITDA is less than $98.3 million, the Sun Healthcare Group EBITDA component of the bonus will be zero.  If actual Sun Healthcare Group EBITDA exceeds $132.9 million, the Sun Healthcare Group EBITDA component of the bonus will equal 19.6875% of Base Salary.  If actual Sun Healthcare Group EBITDA is greater than $98.3 million but less than $109.8 million, or greater than $109.8 million but less than $115.6 million, or greater than $115.6 million but less than $132.9 million, the amount of the Sun Healthcare Group EBITDA component of the bonus will be prorated between the amounts shown in the applicable columns of the table.

The Sun Healthcare Group EBITDA component of the bonus shall be determined solely by the normalized actual consolidated EBITDA of Sun, as published by Sun in its press release announcing financial results for 2011.  Normalizing adjustments consist of actuarial adjustments for self insurance for general and professional liability, EBITDA of discontinued operations, and nonrecurring costs related to acquisitions and other similar events.  When determining whether the EBITDA target has been achieved, the adjustments shall be made to the EBITDA target to eliminate the effect of discontinued operations or any change in accounting policies or practices.

Quality of Care Component:

The amount of the quality of care component shall equal 20% of the SunBridge President’s Maximum Bonus Amount for that year.

After conclusion of the Fiscal Year, the Compensation Committee of the SHG Board of Directors shall review the quality of care data and, based on such review, determine, in its discretion whether to award to the SunBridge President the full amount of the quality of care component of his Maximum Bonus Amount for that year or a lesser amount.  In assessing such data, the Committee shall have complete discretion to consider what it deems relevant to the performance of the SunBridge President with respect to quality of care, including data supplied by third parties, such as PointRight, Inc. or another independent reporting organization, and internally generated data.

If the Committee determines to award the SunBridge President less than the full amount of his or her quality of care component of the applicable Maximum Bonus Amount for that particular year, the President’s Bonus for that year will be up to 20% less (corresponding to the 20% quality of care component) than his Maximum Bonus Amount for that year, with the final Bonus amount within this range as determined by the Committee in its discretion.  For example, if the Committee, after conclusion of the Applicable Fiscal Year, determines that only 90% of the quality of care component has been earned (i.e. 18% of the Maximum Bonus Amount), the SunBridge President will receive a Bonus equal to 98% of his Maximum Bonus Amount.

Miscellaneous:

In no event shall the amount of the bonus exceed the amount that has been accrued for such bonus in the calculation of either or both of the SunBridge EBITDA or Sun Healthcare Group EBITDA components of the bonus.

This Plan neither constitutes a contract of employment nor grants any rights for an employee to be retained in employment.  Rather, all employment remains “at will” unless otherwise required by applicable law.  This document constitutes the entire Plan, supersedes all prior agreements and there are no oral terms or conditions to the contrary.  Sun Healthcare Group retains the discretion to modify the Plan at any time, with or without notice.

The company reserves the right to reduce, eliminate or postpone payments of employees who are on a written performance plan, have engaged in conduct that is in direct violation of the company’s Code of Conduct/Compliance Process or such conduct/performance that is detrimental to the company.

Employee Acknowledgement:

I acknowledge that I have received a copy of the 2011 Incentive Plan.  I understand that if I have questions about the 2011 Incentive Plan that I should discuss them with my immediate manager.

/s/ Logan Sexton	March, 2011
Logan Sexton	Date